Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Coinbase Global, Inc., of our reports dated February 21, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Coinbase Global, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
San Francisco, California
February 21, 2023